EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
ASTROPOWER, INC.,	)	Case No. 04-10322 (MFW)
)
Debtor.	)	Re: D.I. 585
____________________________________	)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER UNDER 11 U.S.C. §§ 1129(a) AND 1129 (b) AND FED. R. BANKR. P. 3020 CONFIRMING REVISED LIQUIDATING PLAN PROPOSED BY ASTROPOWER, INC. AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS, DATED OCTOBER 5, 2004

Upon the Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated August 6, 2004 (D.I. 472) (the “Original Plan”), filed by AstroPower, Inc., debtor and debtor-in-possession in the above-captioned case (the “Debtor”) in conjunction with the Official Committee of Unsecured Creditors appointed in the above-captioned case by the United States Trustee for the District of Delaware (the “Creditors’ Committee”), as “proponents of the plan” (the “Proponents”) within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”); and upon the Disclosure Statement Regarding Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated August 6, 2004 (the “Original Disclosure Statement”) (D.I. 471), filed by the Debtor in conjunction with the Creditors’ Committee; and upon the Debtor’s Motion (a) For Approval Of Procedures For Solicitation And Tabulation Of Votes To Accept Or Reject Liquidating Plan, (b) Scheduling A Hearing On Confirmation Of Liquidating Plan And Approving Related Notice Procedures And (c) Related Relief (D.I. 473), filed on August 6, 2004; and upon the Notice Of (a) Filing Of Disclosure Statement, Plan And Solicitation Procedures Motion, (b) Objection Deadline With Regard To Adequacy Of The Disclosure Statement and (c) Disclosure Statement Hearing (the “Disclosure Statement Approval

Hearing Notice”) (D.I. 482), filed on August 12, 2004; and upon the Affidavit of Mailing relating to the service of the Disclosure Statement Approval Hearing Notice, sworn to by Mia Atkinson, an employee of Donlin, Recano & Company, Inc. (the “Balloting Agent”), on August 9, 2004, and filed on August 12, 2004 (D.I. 479); and upon the Affidavit of Mailing relating to the service of the Disclosure Statement Approval Hearing Notice, sworn to by Muhammed Habib, an employee of the Balloting Agent, on August 19, 2004, and filed with the Bankruptcy Court on August 26, 2004 (D.I. 502); and upon the Revised Disclosure Statement Regarding Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated October 5, 2004 (D.I. 584) (including all exhibit and attachments thereto, the “Disclosure Statement”); and upon the Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated October 5, 2004 (D.I. 585) (as subsequently modified, amended or supplemented and including all exhibits and attachments thereto, the “Plan”); and upon the Notice Of Filing Of (a) Revised Disclosure Statement Regarding Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors And (b) Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated October 5, 2004 (D.I. 586); and upon the Order Approving Disclosure Statement Regarding Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors (D.I. 587) (the “Disclosure Statement Approval Order”), entered by the Bankruptcy Court on October 6, 2004; and upon the Order (a) Approving Procedures For Solicitation And Tabulation Of Votes To Accept Or Reject Liquidating Plan, (b) Scheduling A Hearing On Confirmation And Approving Related Notice Procedures And (c) Granting Related Relief (D.I. 588) (the “Solicitation Procedures Order”), entered by the Bankruptcy Court on October 6, 2004; and upon the Notice Of (a) Deadline For

Casting Votes To Accept Or Reject Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, (b) Hearing To Consider Confirmation Of Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors And (c) Related Matters (D.I. 597) (the “Confirmation Notice”), filed on October 18, 2004; and upon the Affidavit of Publication relating to the publication of the Confirmation Hearing Notice in the national edition of The Wall Street Journal (the “Confirmation Hearing Publication Notice Affidavit”) on October 15, 2004, sworn to by Mike Henley, Advertising Clerk of the Publisher of The Wall Street Journal, and filed on October 18, 2004 (D.I. 598); and upon the Affidavits of Mailing relating to the service of Solicitation Packages (the “Solicitation Package Mailing Affidavits”), sworn to by Raj Cyril, an employee of Apple Direct Mail Services, Ltd. and Justin O’Keefe, an employee of Morrow & Company, on October 15, 2004, and filed with the Bankruptcy Court on December 2, 2004; and upon the Declaration of Ronald Howard Certifying the Ballots Accepting or Rejecting the Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, filed on December 2, 2004 and all attachments thereto and the Declaration of Ronald Howard Concerning Voting Results for the Ballots Accepting and Rejecting the Revised Liquidating Plan Proposed by AstroPower, Inc. and the Official Committee of Unsecured Creditors Considering Relief Sought in the Joint Motion of the Debtor and the Official Committee of Unsecured Creditors Pursuant to Bankruptcy Rule 9019 for Approval of the Stipulation Resolving Certain Disputes and Claims of Sedona Lake LLC and McConnell Real Estate Company, LLC (the “Voting Report”); and upon the Declaration of Eric I. Glassman, Chief Finacial Officer of AstroPower, Inc., In Support Of Confirmation Of Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated

October 5, 2004, attached as Exhibit C to the Memorandum (as defined below) and filed on November 24, 2004 (D.I. 668) (the “Glassman Declaration”); and upon the Declaration of Edward Phillips In Support Of Confirmation Of Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated October 5, 2004, attached as Exhibit D to the Memorandum (as defined below) and filed on November 24, 2004 (D.I. 668) (the “Phillips Declaration”) and upon the Joint Memorandum Of Law (a) In Support Of Confirmation Of The Revised Liquidating Plan Proposed By AstroPower, Inc. And The Official Committee Of Unsecured Creditors, Dated October 5, 2004 And (b) In Response To Objections Thereto, dated November 24, 2004 (D.I. 668) (the “Memorandum”); and upon all of the evidence proffered or adduced at, objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing (as defined below); and upon the entire record of the Chapter 11 Case; and after due deliberation thereon and good and sufficient cause appearing therefor, the Bankruptcy Court hereby makes the following findings of fact and conclusions of law.(1)

THE BANKRUPTCY COURT FINDS AND CONCLUDES THAT:

A.            Filing Of Plan.  On August 6, 2004, the Proponents filed the Original Plan and the Original Disclosure Statement.  On October 5, 2004, the Proponents filed the Plan and the Disclosure Statement.

B.            Order Approving the Disclosure Statement.  On October 6, 2004, the Bankruptcy Court entered the Disclosure Statement Approval Order that, among other things,

(1)   Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.

approved the Disclosure Statement as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code.

C.            Solicitation Procedures Order.  On October 6, 2004, the Bankruptcy Court entered the Solicitation Procedures Order that, among other things, (i) fixed December 2, 2004, at 11:30 a.m. (Prevailing Eastern Time) as the date for the commencement of the hearing to consider confirmation of the Plan (as such hearing may have been adjourned or continued, the “Confirmation Hearing”), (ii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), (iii) fixed November 16, 2004, at 4:00 p.m.  (Prevailing Eastern Time) as the deadline for receipt of Ballots (the “Ballot Deadline”), (iv) fixed November 16, 2004, at 4:00 p.m. (Prevailing Eastern Time), as the last date and time for filing and serving objections to confirmation of the Plan (the “Plan Objection Deadline”), (iv) established additional procedures for objecting to confirmation of the Plan, (v) established procedures for temporary allowance of claims for voting purposes, and (vi) established certain procedures for soliciting and tabulating votes with respect to the Plan.

D.            Transmittal Of Solicitation Packages.  The Disclosure Statement, including a copy of the Plan as an exhibit, the Disclosure Statement Approval Order, the Solicitation Procedures Order, the Confirmation Hearing Notice, the letter from the Creditors’ Committee in support of Plan confirmation, and, as to Class 3A (Convenience Claims) and Class 3B (General Unsecured Claims) (collectively, the “Voting Classes”), an appropriate Ballot and return envelope were transmitted in accordance with Bankruptcy Rule 3017(d) and the Solicitation Procedures Order, all as set forth in the Solicitation Package Mailing Affidavit.  In addition, (i) as to Administrative Claims, Class 1 (Secured Claims) and Class 2 (Priority Claims), the Notice of Non-voting Status, together with the Confirmation Hearing Notice, and (ii) as to unliquidated contingent Disputed Claims, non-voting GE Claims, Class 4 (Intercompany Claims) and Class 5 (Subordinated Claims and Equity Interests), the Notice of Deemed Rejecting Status, together with the Confirmation Hearing Notice, were transmitted, also as set forth in the Solicitation Package Mailing Affidavits.

E.             Publication Of Confirmation Hearing Notice.  The Debtor caused the publication of the Confirmation Hearing Notice in The Wall Street Journal (National Edition) on October 15, 2004, as evidenced by the Confirmation Hearing Notice Publication Affidavit.

F.             Voting Report.  On December 2, 2004, the Debtor filed the Voting Report, certifying the method and results of the ballot tabulation for each of the Voting Classes.

G.            Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)).  The Bankruptcy Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

H.            Judicial Notice.  The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Case, including, but not limited to, the hearing held on September 9, 2004 to consider the adequacy of the Original Disclosure Statement.

I.              Transmittal And Mailing Of Materials; Notice.  Adequate and sufficient notice of the Disclosure Statement, the Plan, the Confirmation Hearing, the Ballot Deadline, the Plan Objection Deadline and the other bar dates, deadlines and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

J.             Solicitation.  Solicitation of votes on the Plan by the Proponents was conducted in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.

K.            Ballots.  All procedures used to distribute the Solicitation Packages to the applicable holders of Claims and Interests and to tabulate ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the District of Delaware, and all other applicable rules, laws, and regulations.

L.             Impaired Class Voting To Accept The Plan.  As evidenced by the Voting Report, Class 3A (Convenience Claims) and Class 3B (General Unsecured Claims) have accepted the Plan pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code.  Therefore, at least one (1) Class of Claims or Interests that is impaired under the Plan has accepted the Plan (determined without including any acceptances of the Plan by any insider), thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

M.           Impaired Classes Rejecting The Plan.  Class 4 (Intercompany Claims) will receive no distribution on account of such Claims under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and Class 5 (Subordinated Claims

and Equity Interests) will receive no distribution on account of such Claims or Interests under the Plan unless all senior Classes shall have been paid in full and is deemed to have rejected the Plan pursuant to the Solicitation Procedures Order.

N.            Burden Of Proof.  The Debtor and the Creditors’ Committee, as Proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of evidence, which is the applicable evidentiary standard.  The Bankruptcy Court also finds that the Proponents have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.

O.            Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(1)           Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  Article III of the Plan designates Classes of Claims and Equity Interests for the Debtor.  The Claims and Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in each such Class.  Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests.  Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(2)           Specification Of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article IV of the Plan specifies the Classes of Claims that are unimpaired.  Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.

(3)           Specification Of Treatment Of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Article V of the Plan specifies the Classes of Claims and Interests that are impaired under the Plan.  Article V of the Plan specifies the treatment of Claims and Interests in all such Classes.  Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

(4)           No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Proponents for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest.  Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

(5)           Implementation Of Plan (11 U.S.C. § 1123(a)(5)).  The Plan provides adequate and proper means for implementation of the Plan, including without limitation as described in Articles VI, VII, VIII and X of the Plan.  Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

(6)           Prohibition Against Issuance Of Non-Voting Equity Securities And Provisions For Voting Power Of Classes Of Securities (11 U.S.C. § 1123(a)(6)).  No stock of the Debtor will be distributed under the Plan and all existing Interests in the Debtor shall be deemed cancelled under the Plan.  Thus, the Plan satisfies section 1123(a)(6) of the Bankruptcy Code.

(7)           Selection Of Officers, Directors, And The Trustee (11 U.S.C. § 1123(a)(7)).  The Proponents have adequately disclosed or otherwise identified the procedures for determining the identities and affiliations of all individuals or entities proposed to serve on or after the Effective Date as the Liquidating Trustee and the Liquidating Trust Board.  The appointment or employment of such individuals or entities and their proposed compensation and indemnification arrangements are consistent with the interests of the holders of Claims and with public policy.  Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.

(8)           Additional Plan Provisions (11 U.S.C. § 1123(b)).  The Plan’s provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (a) distributions to holders of Claims, (b) the disposition of executory contracts and unexpired leases, (c) the retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived or released, (d) resolution of Disputed Claims, (e) allowance of certain Claims, (f) indemnification obligations, and (g) exculpation of various Persons with respect to actions related to or taken in furtherance of the Chapter 11 Case.

(9)           Fed. R. Bankr. P. 3016(a).  The Plan is dated and identifies the entity submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

P.             Proponents’ Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  Except as otherwise provided or permitted by orders of the Bankruptcy Court, the Proponents have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures Order, and other orders of this Bankruptcy Court thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically, the Debtor is a proper debtor under section 109 of the Bankruptcy Code and the Debtor and the Creditors’ Committee are proper proponents of the Plan under section 1121 of the Bankruptcy Code.

Q.            Plan Proposed In Good Faith (11 U.S.C. § 1129(a)(3)).  The Proponents have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Case, the formulation of the Original Plan, all modifications thereto, and the Plan.  See Bankruptcy Rule 3020(b).  The Chapter 11 Case was filed, and the Original Plan and all modifications thereto were proposed, with the legitimate and honest purpose of liquidating and maximizing the value of the Debtor’s Estate and the recovery to holders of Claims.  As no objections to the Plan have been filed on this ground, the Bankruptcy Court need not receive evidence on such issues.  See Bankruptcy Rule 3020(b)(2).

R.            Payments For Services Or Costs And Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by the Debtor for services or for costs and expenses in connection with the Chapter 11 Case prior to the Confirmation Date, including administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Case, either has been approved by or is subject to the approval of the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

S.             Directors, Officers, And Insiders (11 U.S.C. § 1129(a)(5)).  The Proponents have complied with section 1129(a)(5) of the Bankruptcy Code and has disclosed the identity of the Liquidating Trustee and the Liquidating Trust Board.  Christopher A. Gallo, presently the Debtor’s Corporate Counsel, shall serve as the Liquidating Trustee pursuant to the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement.  Pursuant to the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement, the Liquidating

Trust Board shall consist of three current members of the Creditors’ Committee including:  (i) Market Edge LLC, (ii) NPC America Corporation and (iii) Sierratherm Production Furnaces, Inc.  The manner for their selection and the nature of any compensation thereto are fully and adequately disclosed in Article 6 of the Plan, the Liquidating Trust Agreement attached thereto and the Notice of (i) Designation of Individuals to Serve as Members of Liquidating Trust Board; (ii) Designation of Liquidating Trustee; and (iii) Revised Liquidating Trust Agreement (D.I. 665) (the “Notice of Designation”).  The appointment of the Liquidating Trustee and the Liquidating Trust Board is consistent with the interests of holders of Claims and Interests and with public policy.

T.            No Rate Changes (11 U.S.C. § 1129(a)(6)).  Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

U.            Best Interests Test (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The Disclosure Statement, the Glassman Declaration, the Phillips Declaration and the other evidence proffered or adduced at the Confirmation Hearing (1) are persuasive and credible, (2) have not been controverted by other evidence or challenged in any objections to the Plan, (3) are based upon reasonable and sound assumptions and (4) establish that each holder of a Claim or Interest in an impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date.

V.            Acceptance By Certain Classes (11 U.S.C. § 1129(a)(8)).  Class 1 (Secured Claims) and Class 2 (Priority Claims) are unimpaired by the Plan, and, under section

1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan.  Class 3A (Convenience Claims) and Class 3B (General Unsecured Claims) have voted to accept the Plan.  Holders of Claims in Class 4 (Intercompany Claims) will receive no distribution under the Plan and are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Holders of Claims and Interests in Class 5 (Subordinated Claims and Equity Interests) will receive no distribution under the Plan on account of such Claims and Interests and are deemed to have rejected the Plan pursuant to the Solicitation Procedures Order.  Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Class 4 (Intercompany Claims) and Class 5 (Subordinated Claims and Equity Interests), the Plan nevertheless is confirmable because it satisfies section 1129(b) of the Bankruptcy Code with respect to those Classes.

W.           Treatment Of Administrative And Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Administrative Claims and Priority Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

X.            Acceptance By Impaired Class (11 U.S.C. § 1129(a)(10)).  Class 3A (Convenience Claims) and Class 3B (General Unsecured Claims) in the Chapter 11 Case are impaired Classes of Claims that have voted to accept the Plan and, to the best of the Proponents’ knowledge, do not contain “insiders,” thus satisfying section 1129(a)(10) of the Bankruptcy Code.

Y.            Feasibility (11 U.S.C. § 1129(a)(11)).  The Plan satisfies section 1129(a)(11) of the Bankruptcy Code.  The Plan provides for a liquidation of the Debtor’s remaining assets and distributions of Cash and other property to holders of Allowed Claims in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan.  The Disclosure Statement, the Glassman Declaration, the Phillips Declaration and the evidence proffered or adduced at the Confirmation Hearing (1) are persuasive and credible, (2) has not been controverted by other evidence or challenged in any of the objections to confirmation of the Plan and (3) establish that the Plan is feasible.

Z.            Payment Of Fees (11 U.S.C. § 1129(a)(12)).  The Debtor has paid or, pursuant to Sections 4.1 and 15.1 of the Plan, will pay, on the Effective Date, or as soon thereafter as practicable, all fees due and payable under 28 U.S.C. § 1930, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

AA.        Continuation Of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  The Debtor is not obligated to make or continue payment of any retiree benefits (as defined in section 1114 of the Bankruptcy Code).  Accordingly, section 1129(a)(13) of the Bankruptcy Code is not applicable to this Chapter 11 Case.

BB.          Section 1129(b)/Confirmation Of The Plan Over Nonacceptance Of Impaired Classes.  Class 4 (Intercompany Claims) in the Chapter 11 Case is an impaired Class of Claims that is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and Class 5 (Subordinated Claims and Equity Interests) in the Chapter 11 Case is an impaired Class of Claims and Interests that is deemed to have rejected the Plan pursuant to the Solicitation Procedures Order.  The Plan may be confirmed under Bankruptcy Code section 1129(b) notwithstanding the deemed rejection of the Plan by Class 4 (Intercompany Claims) and Class 5 (Subordinated Claims and Equity Interests) because (i) all of the requirements of section 1129(a) of the Bankruptcy Code, other than section 1129(a)(8) with respect to such Classes, have been satisfied, (ii) with respect to Class 4 (Intercompany Claims), because Atersa has released its

Claim against the Debtor, there are no holders of Claims in Class 4 (Intercompany Claims) and, as such, holders of Claims in this Class, of which there are none, would receive or retain on account of such claim property of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims, of which, again, there are none and (iii) with respect to Class 5 (Subordinated Claims and Equity Interests) in the Chapter 11 Case, there is no Class junior to Class 5 (Subordinated Claims and Equity Interests) and, thus, no junior Class will receive or retain any property under the Plan and no Class senior to Class 5 (Subordinated Claims and Equity Interests) is receiving property under the Plan with a value in excess of the allowed amount of such Claims.  Pursuant to Section 5.3 of the Plan, the Common Stock of the Debtor shall be cancelled and extinguished on the Effective Date.  The Proponents believe that the Liquidating Trust Assets will not be sufficient to fully pay and satisfy all Claims senior to the Claims and Interests in Class 5 (Subordinated Claims and Equity Interests).  However, in the event that all Allowed Class 1 (Secured Claims) Claims, Allowed Class 2 (Priority Claims) Claims, Allowed Class 3A (Convenience Claims) Claims, Allowed Class 3B (General Unsecured Claims) Claims and the Convenience Class Supplemental Amount are paid in full as specified in the Plan, holders of Allowed Subordinated Claims and Allowed Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.  Accordingly, the Plan is fair and equitable and does not discriminate unfairly, as required by section 1129(b) of the Bankruptcy Code.

CC.          Principal Purpose Of Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. § 77e).

DD.         Modifications To The Plan.  Any and all modifications to the Plan set forth herein (the “Plan Modifications”) constitute technical changes and do not materially adversely affect or change the treatment of any Claims or Interests.  Accordingly, pursuant to Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

EE.          Good Faith Solicitation (11 U.S.C. § 1125(e)).  The Proponents and their agents, representatives, attorneys, and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation and limitation of liability provision set forth in Section 14.2 of the Plan.

FF.          Rejection of Executory Contracts and Unexpired Leases.  The Debtor has exercised reasonable business judgment in determining whether to assume or reject executory contracts and unexpired leases as set forth in Article VIII of the Plan.  Each pre- or post-Confirmation assumption or rejection of an executory contract or unexpired lease pursuant to the Plan and assignment, if any, shall be legal, valid and binding upon the Debtor and its assignees or successors and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated pursuant to an appropriate Final Order of the Bankruptcy Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

GG.          Conditions To Confirmation and Effective Date; Waiver of Conditions.  The conditions to Confirmation set forth in Section 13.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Conf irmation Order.  The conditions to the Effective Date set forth in Section 13.2 of the Plan are reasonably likely to be satisfied.  Pursuant to Section 13.3 of the Plan, each of the conditions set forth in the Plan may be waived in whole or part by the Proponents without any other notice to parties in interest or the Bankruptcy Court and without hearing.  The failure to satisfy or waive any condition to the Confirmation or the Effective Date may be asserted by the Debtor or the Creditors’ Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtor or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

HH.         Retention Of Jurisdiction. The Bankruptcy Court properly may retain jurisdiction over the matters set forth in Article XVI of the Plan; provided, however, nothing in the Plan or this Order shall be effective to expand the jurisdiction of the Bankruptcy Court following the occurrence of the Effective Date beyond that jurisdiction which is provided for in section 1142 of the Bankruptcy Code, 28 U.S.C. § 157 and/or 28 U.S.C. § 1334.

II.            Election Pursuant to 11 U.S.C. § 1111(b).  No secured creditor has elected the treatment provided by section 1111(b) of the Bankruptcy Code.

JJ.            Creation of the Liquidation Trust.  On the Effective Date, the Liquidating Trust shall be created in accordance with the Liquidating Trust Agreement and funded by the Debtor’s transfer to the Liquidating Trust of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, Litigation Claims and the Avoidance Actions, which transfer shall be free and clear of all Claims and Liens and contractually imposed restrictions.

ACCORDINGLY, THE BANKRUPTCY COURT HEREBY ORDERS THAT:

1.             Confirmation.  The Plan, including all exhibits and attachments to the Plan, and the Plan Modifications (which all are hereby incorporated into and constitute a part thereof), is approved and confirmed under section 1129 of the Bankruptcy Code.  The terms of the Plan, all exhibits and attachments thereto, and the Plan Modifications are incorporated by reference into and are an integral part of this Confirmation Order.

2.             Objections.  All objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits.

3.             Provisions Of Plan And Order Non-severable And Mutually Dependent.  The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

4.             Plan Classification Controlling.  The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on any Ballots or supplemental Ballots tendered to or returned by the holders of Claims in connection with voting on the Plan (a) were set forth on such Ballots or supplemental Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, (c) may not be relied upon by any holder of a Claim in the Chapter 11 Case as representing the actual classification of such Claims under the Plan for distributions purposes, and (d) shall not be binding on the Estate, the Debtor or the Liquidating Trust.

5.             Effects Of Confirmation; Immediate Effectiveness; Successors And Assigns.  The Bankruptcy Court authorizes the Proponents to consummate the Plan after entry of this Confirmation Order.  Subject to the occurrence of the Effective Date as provided in Section 13.2 of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan (including all exhibits and attachments thereto, the Plan Modifications and all documents and agreements executed pursuant to the Plan) and this Confirmation Order shall be binding on (a) the Debtor, (b) all holders of Claims against and Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (c) each Person acquiring property under the Plan, (d) any other party-in-interest, (e) any Person making an appearance in this Chapter 11 Case, and (f) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.  Upon the occurrence of the Effective Date, the Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

6.             Vesting Of Assets.  Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Debtor’s Estate (including, without limitation, the Liquidating Trust Assets) shall vest in the Liquidating Trust to the same extent such Assets were held by the Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and interest holders (other than expressly provided in this Plan).  As of the Effective Date, the Liquidating Trust may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by the Plan, the Liquidating Trust Agreement and the Confirmation Order.

7.             Cancellation of Common Stock.  On the Effective Date, the Common Stock of the Debtor shall be cancelled and and all Interests in the Debtor with respect thereto shall be extinguished.

8.             Preservation of Right to Contest Liens.  Except as provided in the Plan, this Confirmation Order or other Final Order of the Bankruptcy Court, any right of the Debtor or the Estate to contest the validity, priority, extent and amount of any asserted Lien of any holder of Secured Claims is preserved for, transferred to and vested exclusively in the Liquidating Trust.

9.             Transfer of Trust Assets.  To the extent the succession to assets of the Debtor by the Liquidating Trust under the Plan is deemed to constitute a “transfer” of property, such transfer of property to the Liquidating Trust (a) (i) is or shall be a legal, valid and effective transfer of property, (ii) vests or shall vest the Liquidating Trust with good title to such property, free and clear of all Liens and Claims, except as expressly provided in the Plan or this Confirmation Order, (iii) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law and (iv) does not and shall not subject the Liquidating Trust to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability and (b) the Liquidating Trust shall constitute a successor for purposes of continuing the privileged nature of any such communications shared with the Liquidating Trustee.

10.           Exculpation and Limitation of Liability.  The exculpation and limitation of liability provision set forth in Section 14.2 of the Plan is hereby approved in its entirety.  None of the Debtor, the Liquidating Trust or the Exculpated Persons shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan and the Liquidating Trust Agreement, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Liquidating Trust and the Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

11.           Injunction.  The injunction provision set forth in Section 14.3 of the Plan is hereby approved in its entirety as modified herein.  Section 14.3 of the Plan shall now provide:  Except as otherwise provided in the Plan or this Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against the Debtor or Interest in the Debtor are (a) permanently enjoined from taking any of the following actions, except in the Bankruptcy Court, against the Debtor’s Estate or the Liquidating Trust or any of their property on account of any such Claims or Interests and (b) preliminarily enjoined from taking any of the following actions, except in the Bankruptcy Court, against the Debtor or the Liquidating Trust, or their property on account of such Claims or Interest: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (c) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan through the entry of a final decree in this Chapter 11 Case; provided, further, however, that the Plan does not release or otherwise affect any pre or post Effective Date claim, except as to the Exculpated Parties to the extent set forth in Section 14.2 of the Plan, that any person may have against any non-Debtor party; provided further, however, that nothing herein is intended to preclude the United States Securities and Exchange Commission or the United States Department of Defense (“DOD”) from pursuing regulatory or police enforcement actions against the Debtor or any other Person or entity.(2)

12.           Terms of Injunctions or Stays.  Unless otherwise expressly provided in the Plan or this Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the closing of the Chapter 11 Case.

13.           General Authorizations.  The Debtor and the Liquidating Trust, as successor to the Debtor, is authorized to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan.  The Debtor, its directors, officers, agents and attorneys and the Liquidating Trust, as

(2)          Section 14.3 of the Plan is hereby modified on the SEC Comments and to resolve the Lead Plaintiff Objection in part as set forth in this paragraph (modification indicated by underlined text).

successor to the Debtor, are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or to take any or all corporate actions authorized to be taken pursuant to the Plan without further order of the Bankruptcy Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with their terms and the provisions of state law.

14.           Transfer by the Debtor.  Pursuant to Sections 6.1.1 and 6.1.2 of the Plan, on the Effective Date, (a) the Liquidating Trust shall be created in accordance with the Liquidating Trust Agreement and funded by the Debtor’s transfer to the Liquidating Trust of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, Litigation Claims and the Avoidance Actions and (b) the Debtor and its Estate shall transfer and shall be deemed to have irrevocably transferred to the Liquidating Trust, for and on behalf of the beneficiaries of the Liquidating Trust, all of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, the Litigation Claims and the Avoidance Actions, which transfer shall be free and clear of all Claims and Liens and contractually imposed restrictions.

15.           Effective Date Payments.  Pursuant to Sections 4.1, 4.2, 4.3 and 5.1.1 of the Plan, (a) Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (i) in accordance with the terms and conditions under which such Administrative Claims arose, (ii) pursuant to any agreement between the Liquidating Trustee or the Debtor and such Creditor, (iii) as otherwise provided by this Plan, or (iv) in full in Cash on the Effective Date, or as soon thereafter as practicable and Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within ten (10) days after such Professional Fee Claims are approved by the Bankruptcy Court; (b) at the option of the Proponents, holders of Allowed Secured Claims shall receive on the Effective Date, or as soon thereafter as practicable, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim: (i) payment of the full amount of the respective holder’s Allowed Secured Claim; (ii) all Collateral in the possession of the Debtor securing the respective holder’s Allowed Secured Claim; or (iii) such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing; (c) on the Effective Date, or as soon thereafter as practicable, Allowed Priority Claims, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (i) be paid in full in Cash or (ii) receive such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing and a Priority Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within 10 Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim; and (d) in full satisfaction, release and discharge of and in exchange for their Allowed Class 3A - Convenience Claims, the holders of Allowed Class 3A—Convenience Claims shall be paid.  To the extent DoD is the holder of an Allowed Secured Claim, and to the extent DoD’s Allowed Secured Claim is entitled to interest pursuant to 11 U.S.C. § 506 and applicable law, DOD shall be entitled to payment of interest pursuant to 11 U.S.C. § 506 and applicable law on account of its Allowed Secured Claim and nothing in Section 7.6 of the Plan or this Order shall preclude such payment.

16.           Exemption From Certain Taxes And Recording Fees.  Any transfer of all or any portion of the Assets pursuant to this Plan shall constitute a “transfer under a plan” within the purview of Section 1146(c) of the Bankruptcy Code and shall not be subject to any stamp tax of similar tax.

17.           Rejection of Executory Contracts and Unexpired Leases.  Except as otherwise provided in the Plan or this Confirmation Order, upon the Effective Date all Executory Contracts which have not otherwise been rejected by the Debtor prior to the Effective Date are hereby rejected under this Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to Section 365 of the Bankruptcy Code by the Debtor before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed under this Plan and as set forth on Exhibit “B” thereto or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently rejected pursuant to an order of the Bankruptcy Court; and (c) any agreement, obligation, security interest, transaction or similar undertaking that the Debtor believes is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under Section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within 30 days of any such determination.  Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date.

18.           Rejection Damage Claims.  Persons who are parties to Executory Contracts that are rejected and who claim damages by reason of such rejection shall become

Class 3B—General Unsecured Creditors and shall be treated in the same manner as other Class 3B—General Unsecured Creditors.  All Rejection Damage Claims shall be filed in accordance with, the earlier of, as may be applicable, (a) the Bar Date Order, (b) on or before thirty (30) days after the Effective Date, or (c) the entry of a Final Order rejecting such Excutory Contract, or shall be forever barred.  Objections to Rejection Damage Claims shall be filed by the Liquidating Trustee, pursuant to the Liquidating Trust Agreement, with the Bankruptcy Court prior to the Claims Objection Deadline.  Said objections shall be served upon the holder of the Claim to which such objection is made.  Except as otherwise provided in the Plan, this Confirmation Order or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, any and all Indemnification Obligations that the Debtor has pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or other document or applicable law shall be rejected as of the Effective Date of the Plan, to the extent executory.

19.           Bar Dates for Administrative Claims Accruing After May 11, 2004.  To be eligible to receive distributions under the Plan on account of an Administrative Claim not subject to the Bar Date, all requests for payment of Administrative Claims incurred during the period commencing on May 11, 2004 and continuing through and including the Effective Date must be (a) filed with Donlin, Recano & Company, Inc. and (b) served on the Liquidating Trustee, so as to be received on or before 4:00 p.m. (Prevailing Eastern Time) on the date that is the first Business Day after the date that is thirty (30) days after the Effective Date (the “Administrative Claim Plan Bar Date”); provided, however, that any Administrative Claim asserted by the United States Trustee in respect of fees or charges assessed against the Estate of the Debtor under sections 1930 of chapter 123 of title 28 of the United States Code for the period commencing on

May 11, 2004 and continuing through and including the Effective Date need not be filed and served by the Administrative Claim Plan Bar Date.  Any Person that is required to and fails to properly file and serve such a request for payment of an Administrative Claim on or before such time shall be forever barred from asserting such Claim against the Debtor, the Estate, the Liquidating Trust, the Liquidating Trustee, or their respective property or interests in property, such Administrative Claim shall be discharged and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Claim.

20.           Bar Date for Professional Fee Claims.  All applications for or requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served by the date that is sixty (60) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter).  Any Professional or other Person that fails to file and serve such application for or request for payment of a Professional Fee Claim on or before such date shall be forever barred from asserting such Professional Fee Claim against the Debtor, the Estate, the Liquidating Trust, the Liquidating Trustee, or their respective property or interests in property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Fee Claim.  Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within ten (10) days after such Professional Fee Claims are approved by the Bankruptcy Court.

21.           Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments thereto, provided, however, that notwithstanding anything to the contrary contained herein or in the Plan, except for the vesting of the Debtor’s assets to the Liquidating Trust pursuant to the Plan and this Order, neither the Debtor nor the Liquidating Trust shall assign or otherwise transfer pursuant to the Plan or this Order any contract or other instrument between the Debtor and the United States Department of Defense (the “DOD Documents”) without the consent of the DOD.

22.           Exemptions from Securities Laws.  The offering, issuance and distribution of the beneficial interests in the Liquidating Trust are exempt from the provisions of section 5 of the Securities Act and State Securities Laws by reason of section 1145(a) of the Bankruptcy Code.

23.           Formation of and Provisions Regarding Plan Trusts.  The formation, rights, powers, duties, structure, obligations and related matters pertaining to the Liquidating Trust shall be governed by the Liquidating Trust Agreement.

24.           Approval of Liquidating Trustee.  The appointment of Christopher A. Gallo as Liquidating Trustee under the Liquidating Trust Agreement is hereby approved, and the Liquidating Trustee is hereby authorized to carry out all duties as set forth in the Plan, the Confirmation Order and the Liquidating Trust Agreement.

25.           Payment of Fees.  All fees payable by the Debtor under 28 U.S.C. § 1930 shall be paid on or before the Effective Date, and, subject to and in accordance with Section 15.1 of the Plan, all fees payable pursuant to 28 U.S.C. Section 1930 incurred after the Effective Date shall be paid by the Liquidating Trust when due until the closing of the Chapter 11 Case.

26.           Failure to Consummate Plan and Substantial Consummation.  If the Proponents revoke or withdraw the Plan pursuant to Section 15.6 of the Plan or if Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Class of Claims), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in the Debtor or any other person; (ii) prejudice in any manner the rights of the Debtor or any other Person; or (iii) constitute an admission of any sort by the Debtor or any other such Person.

27.           Retention of Jurisdiction.  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction as provided in the Plan over all matters arising out of, arising in, and related to the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other items and matters, jurisdiction over those items and matters set forth in Article XVI of the Plan; provided, however, that such retention of jurisdiction shall not preclude the Liquidating Trustee from commencing or maintaining a properly venued Litigation Claim before another court of competent jurisdiction.

28.           Reference to Plan Provisions.  The failure to include or specifically reference any particular provision of the Plan or the Liquidating Trust Agreement in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety.

29.           Confirmation Order Controlling.  The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

30.           Filing And Recording.  This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date, all Claims and Interests existing prior to such date have been released, satisfied and terminated to the extent provided herein or in the Plan, and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record, or release any document or instruments.  Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

31.           Notice of Confirmation Order and Occurrence of Effective Date. On or before the twentieth (20th) day following the occurrence of the Effective Date, the Liquidating

Trustee shall serve notice of entry of this Confirmation Order and occurrence of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all holders of Claims, the United States Trustee and other parties-in-interest, by causing a notice of this Confirmation Order and the occurrence of the Effective Date in substantially the form of the notice annexed hereto as Exhibit A (the “Notice of Effective Date”), which form is hereby approved, to be delivered to such parties by first class U.S. mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtor mailed a notice of the Bar Date or Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved - left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtor has been informed in writing by such Person of that Person’s new address.  The notice described herein is adequate under the particular circumstances of the Chapter 11 Case, and no other or further notice is necessary.  Notwithstanding the foregoing, pursuant to Bankruptcy Rule 2002(l), the requirements of Bankruptcy Rule 2002(f)(7) may be satisfied with respect to any holder of a Claim that does not reside in the United States and any Holder of a Claim that is not reasonably known or ascertainable to the Debtor by publishing the Notice of Effective Date in the national edition of The Wall Street Journal within ten (10) Business Days of the Effective Date.  The service of the Notice of Effective Date in accordance with this decretal paragraph shall constitute good and sufficient notice of the bar date for Professional Fee Claims and the bar date for Administrative Claims accruing on or after May 11, 2004, and no other or further notice of such bar dates shall be required.

32.           Post-Confirmation Notice.  Except as provided in the foregoing paragraph, pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-

Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon counsel for the U.S. Trustee’s Office, counsel to the Debtor, counsel to the Liquidating Trustee and all persons on the Debtor’s Bankruptcy Rule 2002 service list.  With the exception of the Debtor and the United States Trustee, any Person desiring to remain on the Debtor’s Bankruptcy Rule 2002 service list shall be required to file a request for continued service and to serve such request upon counsel to the Liquidating Trustee and the Debtor within 30 days subsequent to the Effective Date.  Persons shall be notified of such continued notice requirements in the notice of the Effective Date.  Persons who do not file a request for continued service shall be removed from the Debtor’s Bankruptcy Rule 2002 service list upon the Effective Date.

33.           Binding Effect.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns.

34.           Severability.  Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court in accordance with Section 15.11 of the Plan is valid and enforceable pursuant to its terms.

35.           Modifications to Plan.  The Plan may be altered, amended or modified after the Confirmation Date in accordance with Section 1127 of the Bankruptcy Code.

36.           Notice Parties.  Notices and demands to or upon the Liquidating Trustee shall be delivered upon the following parties:

Christopher A. Gallo
AstroPower Liquidating Trust
P.O. Box 453
110 W. Ninth Street
Wilmington, Delaware 19801
Ph:          (623) 215-7469
Fax:         (623) 321-1233

with a copy to:

Adam G. Landis, Esq.
Kerri K. Mumford, Esq.
Landis Rath & Cobb LLP
919 Market Street

Suite 600
Wilmington, Delaware 19801

Ph:          (302) 467-4400
Fax:         (302) 467-4450

37.           The Debtor is authorized to revise the Liquidating Trust Agreement to implement the modifications to the Plan set forth in this Order, the Plan Modifications and on the record of the Confirmation Hearing.

PLAN MODIFICATIONS

38.           Notwithstanding anything to the contrary in Section 7.1 of the Plan, in order to resolve the UST Comments in part, the Liquidating Trustee (including any successor Liquidating Trustee) shall post an appropriate bond in connection with his obligations under the Liquidating Trust Agreement.

39.           Notwithstanding anything to the contrary in Section 7.10 of the Plan, in order to resolve the Lead Plaintiff Objection in part, the surrender of a Certificate shall in no way impair or affect the right of any current or former holder to pursue any direct claims against the right of any current or former holder to pursue any direct claims against any non-Debtor in any of the AstroPower Securities Actions.

40.           In order to resolve the Lead Plaintiff Objection in part, “AstroPower Securities Actions” shall mean the following federal securities class actions commenced to seek remedies under the Securities Exchange Act of 1934 for certain purchasers of the Debtor’s common stock:  John Savage v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-260 (JJF); Fievel Alter v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-268 (SLR); Robert Scott v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. 03-CV-284(SLR); Matthew Bregoff v. AstroPower, Inc., Allen M. Barnett, and Thomas J. Stiner, C.A. 03-CV-337 (SLR); Larry Quick v. AstroPower, Inc. Allen M. Barnett, and Thomas J. Stiner, C.A. No. 03-CV-391 (SLR); Rita Peterson v. AstroPower, Inc. Allen M. Barnett, and Thomas J. Sinter, C.A. 03-CV-337 (SLR).

41.           Notwithstanding anything to the contrary in Section 8.2 of the Plan, in order to resolve the DOD Objection in part, the DOD shall be excluded from the Rejection Damage Claim Bar Date if and to the extent it demonstrates that it has not received adequate notice of the entry of a Final Order rejecting a DOD contract.

42.           Notwithstanding anything to the contrary in Section 10.1 of the Plan, in order to resolve the UST Comments in part, all parties-in-interest shall be entitled to file objections to Claims until forty-five (45) days after the Effective Date, upon which the exclusive right to object to Claims shall vest in the Liquidating Trust.

43.           Notwithstanding anything to the contrary in section 1.14 and 1.15 of the Plan, “Bar Date” means May 10, 2004, or such other date fixed by the Bar Date Order, and “Bar

Date Order” means Docket Item 229 entered in the Chapter 11 Case as the same may be modified by the Bankruptcy Court.

44.           Notwithstanding anything to the contrary in Section 15.10 of the Plan, in order to resolve the UST Comments in part, the UST will have forty-five (45) days to object to any Professional Fee Claims from the date of filing of such Professional Fee Claim.

45.           Notwithstanding anything to the contrary in Exhibit A to the Plan, to resolve the Lead Plaintiff Objection in part and for clarification purposes, the Litigation Claims listed therein do not include the Lead Plaintiff’s direct claims, if any, asserted against non-Debtors in the AstroPower Securities Actions.

46.           Notwithstanding anything to the contrary in the Plan or this Confirmation Order, any setoff or recoupment rights that the United States, on behalf of its Department of Defense, may have against the Debtor, under applicable bankruptcy and non-bankruptcy law, are hereby preserved.

Dated:    Wilmington, Delaware
                December 3, 2004

/s/ MARY F. WALRATH
THE HONORABLE MARY F. WALRATH
CHIEF UNITED STATES BANKRUPTCY JUDGE

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